Exhibit 99.1

DermTech, Inc. Reports First Quarter 2020 Financial Results and Provides Corporate Update

LA JOLLA, Calif.--(BUSINESS WIRE)-- May 13, 2020 - DermTech, Inc. (NASDAQ: DMTK) (“DermTech” or the “Company”), a leader in precision dermatology enabled by a non-invasive skin genomics platform, today reported business and unaudited financial results for the quarter ended March 31, 2020 and also provided a corporate update.

First Quarter 2020 Financial Highlights

•	Billable sample volume of 5,811 was a 149% increase over the 2,338 recorded for the first quarter of 2019 and an 18% sequential increase over the fourth quarter of 2019.
•	Assay revenue of $0.8 million was a 238% increase from the first quarter of 2019 and a 60% sequential increase compared to the fourth quarter of 2019.
•	Contract revenue of $0.8 million was a 111% increase compared to the first quarter of 2019 and a 30% sequential decrease compared to the fourth quarter of 2019.
•	Cash and cash equivalents were $67.9 million at the end of the quarter.

“We are pleased with how our messaging and user-experience are resonating with clinicians and patients, which is reflected in the strong sample volume and revenue growth we experienced during the first two and a half months of the first quarter, before the initial effects of the coronavirus pandemic. While the coronavirus pandemic has impacted our business near term, our long-term growth prospects remain strong and we believe may be enhanced by the broad movement of healthcare toward telemedicine services,” said John Dobak, M.D., chief executive officer of DermTech. “We recently introduced a telemedicine solution for remote, clinician-guided sample collection by the patient for our non-invasive genomic melanoma rule-out test (the DermTech Pigmented Lesion Assay or DermTech PLA). While we do not expect this telemedicine option to immediately make up for testing volume lost due to stay-at-home orders, we believe this is an important long-term business strategy. By informing dermatologists of the option to serve patients through remote, clinician-guided, sample collection, we leverage the ease of use of our platform and create a new driver for potential business growth.”

Corporate Update on COVID-19 Effects and Responses

We have initiated a broad COVID-19 response to drive education and usage despite reduced patient office visits and in-person sales calls. Although most dermatology offices are currently closed, our lab is fully operational, and we are receiving and analyzing samples. In response to the closure of dermatology offices, our sales team has been utilizing virtual sales calls and client education, and we have introduced a telemedicine option for remote, clinician-guided sample collection by the patient for the DermTech PLA test. We have implemented additional safety measures and social distancing within our commercial laboratory operations and have transitioned our administrative functions to working remotely. Although it is still too early to estimate the speed or extent of a recovery, some dermatology practices are reopening, particularly in states that are beginning to relax stay-at-home orders. We expect these reopened dermatology practices may focus initially on essential and time-sensitive dermatology care needs, such as skin cancer assessment, though it is not clear how this will impact our sample volumes. Other activities and effects related to the COVID-19 crisis are detailed below.

•	We estimate that the various stay-at-home orders implemented throughout the country beginning in March reduced our overall first quarter billable sample volume by approximately 200-300 tests.

•

April 2020 billable sample volume is down by approximately 80%, commensurate with the closure of dermatology offices, compared to the average monthly billable sample volume for January and February 2020 prior to the beginning of the stay-at-home orders. April 2020 billable sample volume decreased 56% compared to April 2019. Please note that while we are providing this additional information regarding April and first quarter 2020 volume impacts due to the pandemic in this update, we do not intend to continue to provide this type of data going forward.

•

In April, we announced that clinicians can choose to supervise remote sample collection by patients for the DermTech PLA. If, during a telemedicine visit, a clinician observes a pigmented lesion suspicious of melanoma, the clinician can request that we send the DermTech PLA collection kit to the patient’s home for a clinician-guided remote collection. We believe that our announcement of the availability of this teledermatology option comes at a critical time for patients and physicians, eliminating the need for unnecessary office visits during the COVID-19 pandemic.

•

Results from an institutional review board approved pilot study of seven cases undergoing clinician-guided remote collection were published in the peer-reviewed dermatology journal SKIN in May 2020. In addition, a larger ongoing internal validation effort has enrolled approximately 100 patients. Findings demonstrate that clinician-guided remote collection by patients is effective and equivalent to in-office collection, in terms of providing sufficient genomic material to generate a DermTech PLA test result.

•

We have initiated the development of a smartphone teledermatology app that enables the patient to take a picture of the suspicious lesion and securely forward it to a clinician for review. The smartphone teledermatology app also includes functionality to enable the clinician to efficiently order the DermTech PLA collection kits to be sent to patients’ homes for clinician-guided remote collection. We have also initiated a packaging redesign to simplify the sample collection process and clarify instructions for clinician-guided remote sample collection by the patient.

•

In April, we launched our DermTech PLA educational webinar series, which will occur periodically each month, and to date is being increasingly attended by practicing clinicians. In addition, our solution has been highlighted in several virtual dermatology educational meetings as a core solution for managing pigmented lesions remotely.

•

The launch of our second-generation product, the PLA plus, has been delayed until the resumption of normal office visits by dermatologists and the normalization of review cycle times by accreditation authorities. Our goal is to have this test available in the second half of the year. The PLA plus will replace our existing Nevome product.

•

We are continuing sales force recruiting and have several seasoned sales representatives slated to join DermTech in the coming quarters. We expect to have a sales force of 40-50 personnel in place by the end of 2020, with some incremental hires during 2021. The majority of the costs associated with these sales force additions in 2020 are now likely to occur in the second half of the year due to COVID-19.

•

We have not furloughed or terminated any employees as a result of the COVID-19 related slow down, but additional increases in headcount and spending associated with higher sample volumes and improving internal capabilities will be delayed until the recovery from the pandemic can be better predicted.  We expect to continue our originally planned expenditures for research and development and for infrastructure enhancements, including capital equipment.

First Quarter 2020 Review

•

In January 2020, the Company contracted with a regional health plan to make the DermTech PLA for the early detection of melanoma available to the regional health plan’s commercial and Medicare Advantage membership.

•

In February 2020, the Company entered into a lease amendment to expand the size of its existing headquarters by approximately 13,300 square feet from approximately 15,355 square feet to approximately 28,655 square feet. The Company plans to use this additional lease space to expand lab operations for higher sample volume and efficiency, and to support the growth of all functions during the scale-up process.

•

On March 4, 2020, the Company closed a private placement resulting in aggregate gross proceeds to the Company of $65.0 million, with participation from leading healthcare-focused investors and mutual funds, along with strong support from existing stockholders.

•

In March 2020, the Company announced that the Journal of Drugs and Dermatology published the results of a large registry study confirming the clinical utility of the DermTech PLA. The study also confirmed the value of the Company’s adhesive patch by demonstrating that community-based clinicians using the DermTech PLA were able to reduce unnecessary biopsies by over 90%, to lower healthcare costs and rule out melanoma via a genomics approach that elevates pigmented lesion management beyond what the eye can see.

•

In the first quarter of 2020, the Company began receiving regular reimbursement payments from Noridian, our local Medicare Administrative Contractor, at the rate of $760, less 2% for sequestration. In addition, the Company began receiving payments from commercial payors under our new CPT code 0089U. While payments from commercial payors remain inconsistent, they have improved over prior quarters, specifically for those commercial payors that have Medicare Advantage plans.

•

TRUST study enrollment exceeded 50% prior to COVID-19 related stay-at-home orders. The TRUST study is the first of its kind for the Company to provide repeat clinical assessments and genomic testing on pigmented lesions suspicious for melanoma that were initially tested negative with the DermTech PLA. The Company will continue to enroll this study as patients begin to return for in-office visits, though the timeline to completion is currently unclear.

First Quarter 2020 Financial Results

Assay revenue increased 238% to $0.8 million for the three months ended March 31, 2020, compared to $0.2 million for the same period of 2019. Assay revenue for the three months ended March 31, 2020 increased due to higher billable sample volume and revenue recognition of Medicare samples related to the final local coverage determination effective February 10, 2020, compared to the same period of 2019. Contract revenue increased 111% to $0.8 million for the three months ended March 31, 2020, compared to $0.4 million for the same period of 2019. Contract revenue can be highly variable as it is dependent on the pharmaceutical customers’ clinical trial progress, which can be difficult to forecast due to variability of patient enrollment, drug safety and efficacy and other factors. Total revenues increased 161% to $1.6 million for the three months ended March 31, 2020, compared to $0.6 million for the same period in 2019.

Gross margin for the three months ended March 31, 2020 was 23%, compared to -6% for the same period of 2019. The increase in gross margin was largely driven by the increase in the Company’s contract revenue during the three months ended March 31, 2020. Assay gross margin for the three months ended March 31, 2020 was -46%.

Sales and marketing expense increased 241% to $2.9 million for the three months ended March 31, 2020, compared to $0.9 million for the same period of 2019. The increase was primarily attributable to sales force expansion to drive the adoption of the DermTech PLA and additional marketing investment to increase awareness of the DermTech PLA as a non-invasive genomic based diagnostic for melanoma.

Research and development expense increased 57% to $0.9 million for the three months ended March 31, 2020, compared to $0.6 million for the same period of 2019. The increase was primarily attributable to higher compensation and recruiting costs related to expanding the research and development team as well as increased laboratory supplies.

General and administrative expense increased 130% to $3.5 million for the three months ended March 31, 2020, compared to $1.5 million for the same period of 2019. The increase was primarily due to additional public company costs, including higher audit and legal costs related to filings with the Securities and Exchange Commission, higher compensation costs from expanding the general and administrative team and higher insurance costs.

Net loss for the three months ended March 31, 2020 was $7.0 million, which included $1.0 million of non-cash stock-based compensation, compared to a net loss of $5.2 million for the same period of 2019, which included $0.3 million of non-cash stock-based compensation.

Cash and cash equivalents totaled $67.9 million as of March 31, 2020.

About DermTech:

DermTech is the leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by our non-invasive skin genomics platform. DermTech’s mission is to transform the practice of dermatology through more accurate diagnosis and treatment, and the elimination of unnecessary surgery, leading to improved patient care and lower costs. DermTech provides genomic analysis of skin samples collected non-invasively using an adhesive patch rather than a scalpel. DermTech markets and develops products that facilitate the early detection of skin cancers, and is developing products that assess inflammatory diseases and customize drug treatments. For additional information on DermTech, please visit DermTech’s investor relations site at: www.DermTech.com.

Forward-looking Statement

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to: the nature and duration of the effects of the COVID‑19 pandemic and the effectiveness of DermTech’s response thereto; changes in patient behavior and market conditions; patient and physician adoption of telemedicine and the effectiveness of the DermTech PLA administered via telemedicine; DermTech’s expansion plans; the performance, patient benefits, cost-effectiveness and commercialization of DermTech’s products and the market opportunity therefor; and the rate of development of DermTech’s product pipeline. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional funding to develop and market its products; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by Medicare and private payors; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to grow, manage growth and retain its key employees; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties included in (x) the “Risk Factors” section of the most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10‑Q filed by DermTech with the Securities and Exchange Commission (the “SEC”), and (y) other documents filed or to be filed by DermTech with the SEC. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact information

Press and Media:

Sarah Dion

sdion@dermtech.com

(858) 450-4222

Investors:

Westwicke Partners

Caroline Corner, PhD

caroline.corner@westwicke.com

(415) 202-5678

DERMTECH, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$67,922	$15,374
Accounts receivable	1,175	680
Inventory	75	35
Prepaid expenses and other current assets	892	1,061
Total current assets	70,064	17,150
Property and equipment, net	1,736	977
Other assets	167	84
Total assets	$71,967	$18,211
Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,561	$1,609
Accrued compensation	1,120	1,142
Accrued liabilities	200	218
Deferred revenue	1,093	1,390
Deferred underwriting fees	1,363	1,363
Total current and total liabilities	5,337	5,722
Commitments and contingencies
Series A convertible preferred stock, $0.0001 par value per share; 1,250 Series A shares authorized as of March 31, 2020 and December 31, 2019; 1,231 shares issued and outstanding at March 31, 2020 and December 31, 2019; $6.9 million and $7.6 million liquidation preference at March 31, 2020 and December 31, 2019	—	—
Series B-1 convertible preferred stock, $0.0001 par value per share; 3,200 and zero Series B-1 shares authorized as of March 31, 2020 and December 31, 2019; 3,199 and zero shares issued and outstanding at March 31, 2020 and December 31, 2019; $36.0 million and zero liquidation preference at March 31, 2020 and December 31, 2019	—	—
Series B-2 convertible preferred stock, $0.0001 par value per share; 525 and zero Series B-2 shares authorized as of March 31, 2020 and December 31, 2019; 524 and zero shares issued and outstanding at March 31, 2020 and December 31, 2019; $5.9 million and zero liquidation preference at March 31, 2020 and December 31, 2019	—	—
Stockholders’ equity:
Common stock, $0.0001 par value per share; 50,000,000 shares authorized as of March 31, 2020 and December 31, 2019; 14,899,701 and 12,344,818 shares issued and outstanding at March 31, 2020 and December 31, 2019	1	1
Additional paid-in capital	164,741	103,599
Accumulated deficit	(98,112)	(91,111)
Total stockholders’ equity	66,630	12,489
Total liabilities, convertible preferred stock and stockholders’ equity	$71,967	$18,211

DERMTECH, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues:
Assay revenue	$796	$235
Contract revenue	761	361
Total revenues	1,557	596
Cost of revenues	1,203	635
Gross profit/(loss)	354	(39)
Operating expenses:
Sales and marketing	2,944	864
Research and development	897	572
General and administrative	3,514	1,528
Total operating expenses	7,355	2,964
Loss from operations	(7,001)	(3,003)
Other expense:
Interest expense, net	—	(1,968)
Other expense	—	(185)
Total other expense	—	(2,153)
Net loss and comprehensive loss	$(7,001)	$(5,156)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	13,100,642	4,411,279
Net loss per common share outstanding, basic and diluted	$(0.53)	$(1.17)